EXHIBIT 99.2

CERTIFICATION

I, Thomas S. Liston, certify that:

         1.     I have reviewed this amended annual report on Form 10-K/A of eFunds Corporation:

         2.     Based on my knowledge, this amended annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this amended annual report;

         3.     Based on my knowledge, the financial statements, and other financial information included in this amended annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this amended annual report;

Date: November 29, 2002	/s/ Thomas S. Liston By: Thomas S. Liston Its: Interim Chief Financial Officer